Exhibit 4.21

SECOND SUPPLEMENTAL DECLARATION OF TRUST

This Second Supplemental Declaration of Trust (this “Agreement”), dated as of March 5, 2012, is made by and between Prudential Financial, Inc., as Sponsor (the “Sponsor”), and Jurgen Muhlhauser, as administrative trustee (the “New Administrative Trustee”).

W I T N E S S E T H

WHEREAS, Prudential Financial Capital Trust III, a Delaware statutory trust (the “Trust”), was formed on April 2, 2003, pursuant to a Declaration of Trust, dated as of April 2, 2003 (the “Declaration of Trust”) among the Sponsor, JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.), as property trustee, Chase Manhattan Bank USA, National Association (now known as Chase Bank USA, National Association), as Delaware trustee, and Richard Vaccaro, Scott D. Kaplan, and Jonathan P. Hunt, as administrative trustees;

WHEREAS, pursuant to a Supplemental Declaration of Trust, dated February 20, 2009, among the Sponsor, The Bank of New York Mellon, as property trustee (the “Property Trustee”), BNY Mellon Trust of Delaware, as Delaware trustee (the “Delaware Trustee”), and Yanela C. Frias, Kathleen C. Hoffman and Ajay Sawhney, as administrative trustees, the Sponsor removed JPMorgan Chase Bank, N.A., as property trustee, Chase Bank USA, National Association, as Delaware trustee and Richard Vaccaro, Scott D. Kaplan, and Jonathan P. Hunt, as administrative trustees and appointed the Property Trustee, the Delaware Trustee, and Yanela C. Frias, Kathleen C. Hoffman and Ajay Sawhney, as administrative trustees;

WHEREAS, Yanela C. Frias (the “Removed Trustee”) is no longer able or willing to serve as a trustee of the Trust;

WHEREAS, Jurgen Muhlhauser is willing to accept appointment as an administrative trustee of the Trust on the terms and conditions set forth in the Declaration of Trust; and

WHEREAS, Section 6 of The Declaration of Trust entitles the Sponsor to appoint or remove any trustee without cause at any time.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Declaration of Trust.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Pursuant to Section 6 of the Declaration of Trust, the Sponsor hereby removes Yanela C. Frias as an administrative trustee of the Trust and appoints Jurgen Muhlhauser, as an administrative trustee of the Trust.

2. By execution hereof, the New Administrative Trustee accepts the respective trust created herein and in the Declaration of Trust.

3. The New Administrative Trustee shall be subject to all of the same duties and responsibilities and entitled to all of the same rights, benefits, protections and indemnities provided to the Removed Trustee in the Declaration of Trust.

4. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRUDENTIAL FINANCIAL, INC., as Sponsor

By:	/s/ Robert M. Falzon
Name: Robert M. Falzon
Title: Senior Vice President and Treasurer

JURGEN MUHLHAUSER, as Administrative Trustee

/s/ Jurgen Muhlhauser